UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2005

Wynn Resorts, Limited

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

(702) 770-7555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Expansion of Senior Secured Financing Arrangements

On September 14, 2005, Wynn Resorts (Macau) S.A. (“WRM”), an indirect subsidiary of the Registrant, amended its credit agreement, dated September 14, 2004 (as so amended, the “Amended Common Terms Agreement”), and entered into other related amendments and ancillary agreements with a syndicate of lenders led by Banc of America Securities Asia Limited, Deutsche Bank, AG, Hong Kong Branch and Société Générale Asia Limited, as Global Coordinating Lead Arrangers. The Amended Common Terms Agreement and related agreements expand availability under WRM’s existing senior bank facility from US$397 to US$764 million, including US$729 million of senior term loan facilities, a HK$117 million revolving credit facility (approximately US$15 million), and a term loan facility of HK$156 million (approximately US$20 million) (the “BNU Facility”) provided by Banco Nacional Ultramarino, S.A. (“BNU”). The BNU Facility is documented by a credit agreement that is governed by the terms and provisions of the Amended Common Terms Agreement. All of the senior credit facilities described above are collectively referred to herein as the “senior secured credit facilities”.

WRM is developing and constructing Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People’s Republic of China. On May 4, 2005, the Registrant announced plans for the expansion of Wynn Macau. The original project utilized approximately 11 acres of a total site area of 16 acres of land and included 600 hotel rooms and suites, approximately 100,000 square feet of casino gaming space, seven restaurants, approximately 28,000 square feet of retail space, a spa, a salon, and entertainment facilities. The expansion will include an additional 75,000 square feet of casino space, two restaurants, a theatre, and a front feature attraction. The expansion will be built on the remaining five acres of the Wynn Macau site and will integrate into Wynn Macau. The total budget is US$1.1 billion. Wynn Macau is expected to be completed and opened to the public in the third quarter of 2006, with the expansion to follow in the third quarter of 2007.

Borrowings under the senior secured credit facilities will be used for the design, development and construction of Wynn Macau, as well as pre-opening expenses. The Registrant is providing certain limited additional funds for Wynn Macau, as described below under “Amended and Restated Support Agreement,” but loans under the senior secured credit facilities are non-recourse to the Registrant. The obligation to provide subordinated funding for Wynn Macau has been reduced from $122 million to $80 million, as described below under “Amended and Restated Note Purchase Agreement.”

The term loan facilities mature in September 2011, and the revolving credit facility matures in September 2007. The principal amount of the term loans is required to be repaid in quarterly installments, commencing on March 14, 2008. The term loans will bear interest at LIBOR or HIBOR plus a margin of 3.0% until opening (expected to be in the third quarter of 2006), at which time the interest rate will reduce to LIBOR or HIBOR plus a margin of 2.75%. The Amended Common Terms Agreement also provides for further reductions in the margin on the term loans if WRM satisfies certain prescribed leverage ratio tests. Loans under the revolving credit facility will bear interest at HIBOR plus 2.5%. Customary fees and expenses were paid by WRM in connection with the senior secured credit facilities.

Collateral for the senior secured credit facilities consists of substantially all of the assets of WRM. Certain subsidiaries of the Registrant that own interests in WRM, either directly or indirectly through other subsidiaries, have executed guarantees of the loans and pledged their interests in WRM (or such other subsidiaries, as the case may be) as additional security for repayment of the loans. Subject to the satisfaction of certain conditions, Registrant’s subsidiaries that have pledged their interests in WRM may grant a subsequent pledge of such interests that ranks behind the pledges made in favor of the lenders under the senior secured credit facilities.

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WRM is permitted to borrow under the senior secured credit facilities after the requisite base equity and subordinated funding (as described below under “Amended and Restated Support Agreement” and “Amended Note Purchase Agreement,” respectively) have been provided to and expended by WRM on Wynn Macau, and other conditions precedent customary for limited recourse project finance construction loans are satisfied.

The Amended Common Terms Agreement contains representations, warranties and covenants, including financial covenants, capital spending limits and other affirmative and negative covenants, customary for a limited recourse project financing. The Amended Common Terms Agreement permits WRM to grant subconcession licenses to other potential casino operators, with any cash proceeds received in connection with the subconcessions first used to pay taxes, costs and expenses incurred in connection with granting the subconcessions. After payment of these amounts, subconcession proceeds may be used or distributed by WRM in its discretion.

Subject to certain exceptions and in some cases to notice provisions and grace periods, events of default under the Amended Common Terms Agreement include, among other things: the failure to pay any principal, interest or other amount when due; breach of representations and warranties; noncompliance with covenants; default under other indebtedness or certain other material agreements; events of insolvency affecting WRM and certain other parties; certain forecast funding shortfalls; certain prohibited transactions under ERISA; certain material judgments; impairment of security interests or loan documents; change of control; failure of the Registrant’s Chief Executive Officer, Stephen A. Wynn and his related parties to own at least 20% of the voting stock of the Registrant (excluding shares of the Registrant’s common stock issued in future public offerings); failure of Mr. Wynn and his related parties to own at least 10% of the voting stock of the Registrant; if Mr. Wynn ceases to act as Chairman of the Board or Chief Executive Officer of the Registrant (other than as a result of death or disability or the failure of the Registrant’s board of directors to appoint him); certain situations in which the Registrant decreases its percentage ownership of WRM’s outstanding capital stock; failure of the Registrant to maintain the ability to direct the management of WRM; failure of certain indebtedness to remain validly subordinated; failure to comply with or maintain certain permits; failure to progress satisfactorily toward completion of Wynn Macau; any call or drawing under the bank guarantee issued by BNU to the Macau government in the amount of approximately US$87 million as required under the terms of WRM’s concession contract with the Macau government; failure to maintain certain insurance policies; certain adverse legal developments; any intervention by the Macau government under, or termination or dissolution or actions toward termination or dissolution under the concession agreement pursuant to which Wynn Macau is being built and will be operated; any action by the Macau government seeking unilateral dissolution of the concession agreement under enumerated circumstances; termination of the concession agreement; and the occurrence and continuation of any event causing a material adverse effect. Upon an event of default, the lenders are entitled to exercise certain remedies, including acceleration of the indebtedness under the senior term loan facilities.

WRM is required to make mandatory prepayments of indebtedness under the senior secured credit facilities with certain proceeds from equity issuances, asset sales, eminent domain proceeds, excess cash flow and insurance proceeds. If substantially all of Wynn Macau is damaged, destroyed or declared a total loss, indebtedness under the senior secured credit facilities may be accelerated.

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Amended and Restated Note Purchase Agreement

On September 14, 2005, Wynn Group, Asia, Inc. (“Wynn Asia”), a wholly owned subsidiary of the Registrant, and WRM amended and restated the Note Purchase Agreement, dated as of September 14, 2004 (as so amended and restated, the “Amended Note Purchase Agreement”), to reduce Wynn Asia’s obligation to purchase subordinated notes from WRM from US$122 million to US$80 million, while still allowing for the purchase of up to US$122 million in subordinated notes if required. As of September 14, 2005, Wynn Asia has purchased $80 million of subordinated notes under the Amended Note Purchase Agreement, satisfying a condition to funding of the term loans under the senior secured credit facilities. The notes issued under the Amended Note Purchase Agreement bear interest at a rate of 7.5% per annum with semi-annual payments of interest commencing in the first quarter of 2006. Principal under the notes is due during the first quarter of 2012. The Amended Note Purchase Agreement has substantially the same events of default as the Amended Common Terms Agreement.

Amended and Restated Support Agreement

On September 14, 2005, the Registrant, WRM and Société Générale, Hong Kong Branch (the Security Agent under the Amended Common Terms Agreement) amended and restated the Support Agreement, dated September 14, 2004 (as so amended and restated, the “Amended Support Agreement”). Under the Amended Support Agreement, the Registrant is obligated to provide US$230 million in base equity to WRM, all of which has been funded to, and spent by, WRM on project costs. The Amended Support Agreement also requires the Registrant to provide up to an additional US$30 million of equity to WRM to pay additional costs of construction, if any, in the event that costs of construction exceed the current project budget. Through its subsidiary, Wynn Asia, the Registrant has previously deposited US$30 million into an account for the benefit of WRM. Upon final completion of Wynn Macau, any amounts remaining in this account will be released to the Registrant upon the satisfaction of certain conditions. The Amended Support Agreement also provides that if the Registrant’s credit ratings fall below specified levels or the Registrant has less than a specified amount of cash or cash equivalents on hand, the Registrant must provide US$42 million in contingent subordinated funding to WRM to pay for costs of construction and obligations under the senior secured credit facilities. This contingent subordinated funding obligation can also be discharged by the purchase of additional notes under the Amended Note Purchase Agreement.

Amended and Restated Construction Contract

On September 14, 2005, WRM amended and restated its construction contract, dated as of May 10, 2004 (as so amended and restated, the “Amended Construction Contract”), with its current contractor, a consortium consisting of Leighton Contractors (Asia) Limited, China Construction Engineering (Macau) Company Limited and China State Construction Engineering (Hong Kong) Limited. The Amended Construction Contract sets forth the terms and conditions upon which the contractor is designing and constructing Wynn Macau. Under the Amended Construction Contract, the contractor has committed to complete construction of Wynn Macau by specified dates, at a guaranteed maximum price of approximately US$457 million. The Amended Construction Contract contains customary representations and warranties, termination and suspension provisions and contractor obligations and responsibilities for contracts of this type, including bonuses for early completion and liquidated damages for unexcused late completion.

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The Registrant’s press release, dated September 14, 2005, relating to the expansion of the senior secured financing for WRM is included in this report as Exhibit 99.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release, dated September 14, 2005, issued by Wynn Resorts, Limited

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2005

Wynn Resorts, Limited

By:	/s/ John Strzemp
John Strzemp
Executive Vice President and
Chief Financial Officer

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